UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Gullett                         Paul                  R.
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   (Last)                           (First)             (Middle)

     c/o Emerson Radio (Hong Kong) Ltd., 705-711 Tower #2,
     The Gateway, 25-27 Canton Road
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                                    (Street)

     Kowloon                       Hong Kong
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   (City)                           (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Emerson Radio Corp. (AMEX: MSN)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     January 6, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer  (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                  Chief Executive Officer and President of
                       Emerson Radio (Hong Kong) Ltd.
            ______________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     and 4)        (Instr.4) (Instr.4)
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Common Stock                1/6/2003                  M               20,000      A      $1.00
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Common Stock                1/6/2003                  M                6,000      A      $1.00    26,000         D
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     if any   8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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                                                                (1)          (2)
Stock option  $1.00   1/6/              M               20,000           5/13/   Common    20,000                        0     D
(right to             2003                                               2007    Stock
buy)
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                                                                (3)          (4)
Stock option  $1.00   1/6/              M                6,000           7/17/   Common     6,000                    4,000     D
(right to             2003                                               2010    Stock
buy)
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Explanation of Responses:

  (1) The option vested in three equal annual installments beginning on May 13, 1998.
  (2) The option expires at the earlier of May 13, 2007 or the termination of the Reporting Person's employment in accordance with the terms of the Emerson Radio Corp. Stock Compensation Program.
  (3) The option vests in three equal annual installments beginning on July 17, 2001.
  (4) The option expires at the earlier of July 17, 2010 or the termination of the Reporting Person's employment in accordance with the terms of the Emerson Radio Corp. Stock Compensation Program.


     Paul R. Gullett

     /s/Paul R. Gullett                                      January 8, 2003
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      **Signature of Reporting Person                             Date

Reminder:  Report on a  separate line for each  class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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